Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Geospatial Holdings, Inc.

Sarver, PA

We consent to the use in this Registration Statement of Geospatial Holdings, Inc., on Form S-1/A to be filed with the United States Securities and Exchange Commission on or about February 10, 2009, of our Independent Auditors’ Report dated April 18, 2008 covering the balance sheet of Geospatial Mapping Systems, Inc. as of December 31, 2007 and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended.

We also consent to the reference to our Firm under the title “Experts” in the Registration Statement S-1/A.

/s/ GOFF BACKA ALFERA & COMPANY, LLC

Pittsburgh, Pennsylvania

February 12, 2009